Exhibit 23(b)


                              ARTHUR ANDERSEN LLP












Gulf Power Company:

         As independent public accountants, we hereby consent to the reference to our firm under the caption "Legal Opinions and Experts" in the Prospectus Supplement of Gulf Power Company dated January 17, 1996.

/s/Arthur Andersen LLP



January 23, 1996